Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SURGI-VISION, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Surgi-Vision, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of the corporation is Surgi-Vision, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was March 12, 1998.

2. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 28, 2004.

3. The Amended and Restated Certificate of Incorporation of the Corporation filed on April 28, 2004, is hereby amended as set forth in the Amended and Restated Certificate of Incorporation set forth below.

4. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

5. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

6. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is Surgi-Vision, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1220 N. Market St., Suite 606, Wilmington, DE 19801, County of New Castle. The registered agent is American Incorporators Ltd. whose address is the same as above.

ARTICLE III

PURPOSES

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 50,000,000 shares, consisting of (i) 40,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of Preferred Stock par value $.01 per share (the “Preferred Stock”). The following is a statement of the relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters pertaining to the Common Stock and the Preferred Stock.

A. COMMON STOCK.

1. General. The voting dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock

2. Voting Rights.

(a) The holders of record of the Common Stock are entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, subject to the voting rights of holders of any outstanding shares of any series of Preferred Stock.

(b) Notwithstanding any other provision hereof, the Corporation shall not (i) enter into any merger or consolidation with or into Dara BioSciences, Inc. or any Affiliate (as defined below) of Dara BioSciences, Inc., or (ii) sell, lease, exchange, license, transfer or otherwise dispose of all or substantially all of the property, assets or business of the Corporation to Dara BioSciences, Inc. or any Affiliate of Dara BioSciences, Inc. (each of clause (i) and clause (ii), a “Dara Business Combination”), without first obtaining the approval by vote or written consent, in the manner provided by law, of persons holding at least 75% of the total votes of all classes of the capital stock of the Corporation entitled to vote at all meetings of the stockholders of the Corporation, voting together as a single class. For purposes hereof, “Affiliate” means, with respect to any person, (1) any person who directly or indirectly is in control of, is controlled by, or is under common control with, such person and (2) any person who is a director or officer of such person or of any person described in clause (1) above. The provisions of this Section 2(b)

may not be altered, amended or repealed without first obtaining the approval by vote or written consent, in the manner provided by law, of such persons necessary to approve a Dara Business Combination.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors of the Corporation in their sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4. Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized, issued and outstanding hereunder.

B. PREFERRED STOCK.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. In the event that at any time the Board of Directors shall have established and designated one or more series of Preferred Stock consisting of a number of shares less than all of the authorized number of shares of Preferred Stock, the remaining authorized shares of Preferred Stock shall be deemed to be shares of an undesignated series of Preferred Stock unless and until designated by the Board of Directors as being part of a series previously established or a new series then being established by the Board of Directors. Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize an increase or decrease in the number of shares of any such series except as set forth in the Preferred Stock Designation for such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status of authorized undesignated Preferred Stock unless and until designated by the Board of Directors as being a part of a series previously established or a new series then being established by the Board of Directors.

ARTICLE V

EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VI

DIRECTORS; BY-LAWS

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

(a) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies or unfilled newly created directorships. No election of directors need be by written ballot.

(b) After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

(c) The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

ARTICLE VII

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to (i) its directors and officers and (ii) any person who, while a director or officer of the Corporation, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification or advancement of expenses, the Corporation shall not be required to indemnify or advance expenses to any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons (if such employees, agents or other persons are not entitled to indemnification and/or advancement of expenses pursuant to clauses (i) and (ii) above of this Article) only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VIII

LIMITATION OF LIABILITY

No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.

ARTICLE IX

AMENDMENT

Subject to the voting or consent rights of holders of outstanding shares of any series of Preferred Stock, from time to time any of the provisions of this Amended and Restated Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Amended and Restated Certificate of Incorporation are granted subject to the provisions of this Article.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 28 day of May, 2004

SURGI-VISION, INC.

By:
John C. Thomas
Secretary and Chief Financial Officer

CERTIFICATE OF DESIGNATION, PREFERENCES,

AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SURGI-VISION, INC.

SURGI-VISION, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That pursuant to authority conferred on the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, at meeting held on September 6, 2006, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of Eight Million (8,000,000) shares of the Corporation’s Preferred Stock, par value $0.01 per share, which resolution is as follows:

RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby designates a series of Preferred Stock of the Corporation, par value $0.01 per share (the “Preferred Stock”), consisting of 8,000,000 shares of the authorized and unissued Preferred Stock, as Series A Convertible Preferred Stock, and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation (and each acting singly) are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences, and Rights of the Series A Convertible Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

Series A Convertible Preferred Stock. The preferences, privileges and restrictions granted to or imposed upon the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share, or the holders thereof, are as follows:

1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be Eight Million (8,000,000). Subject to Section 8 below, such number of shares may be increased or decreased by resolution of the Board of Directors or the Committee, provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

2. Dividends. No dividend whatsoever shall be paid or declared on account of any common stock of the Corporation, par value $0.01 per share (the “Common Stock”), unless an equivalent additional dividend is simultaneously paid on each outstanding share of Series A Preferred Stock based on the number of shares of Common Stock into which it is then convertible. No funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition of any shares of Common Stock.

3. Liquidation Rights of Series A Preferred Stock.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(i) First, each holder of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Corporation’s preferred stock ranking junior to the Series A Preferred Stock with respect to the payment of dividends or distribution of assets and liquidation, dissolution or winding up of the Corporation, an amount per share of Series A Preferred Stock equal to (A) any declared and unpaid dividends with respect to such share plus (B) $1.00 per share (the “Liquidation Preference”) (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares of Series A Preferred Stock).

(ii) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of Series A Preferred Stock based on the full amount of Liquidation Preference for the number of shares of Series A Preferred Stock held by each holder.

(iii) After payment to the holders of Series A Preferred Stock of the amounts set forth in Section 3(a)(i) hereof, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of any other capital stock of the Corporation entitled to a preference over the Common Stock in accordance with the terms thereof and, thereafter, to the holders of Common Stock.

The merger or consolidation of the Corporation into or with another corporation in which the stockholders of the Corporation shall own less than fifty percent (50%) of the voting securities of the surviving corporation or the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Corporation shall, within ten (10) days after the date the Board of Directors approves such action, or twenty (20) days prior to any stockholders’ meeting called to approve such action, or twenty (20) days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

(c) The Corporation shall not consummate any voluntary or involuntary liquidation, dissolution or winding up of the Corporation before the expiration of thirty (30) days after the mailing of the initial written notice or ten (10) days after the mailing of any subsequent written notice, whichever is later, provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock.

(d) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the Corporation shall promptly engage an independent appraiser to determine the value of the assets to be distributed to the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock (it being understood that with respect to the valuation of securities, the Corporation shall engage such appraiser as shall be approved by the holders of a majority of shares of the Corporation’s outstanding Series A Preferred Stock), provided that the requirement to engage an independent appraiser may be waived upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock. The Corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Series A Preferred Stock of the appraiser’s valuation.

4. Voting Rights and Related Provisions.

(a) So long as any of the Series A Preferred Stock is outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the stockholders of the Corporation. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock are then convertible (the “Conversion Shares”). Such right may be exercised at any annual meeting or special meeting, or pursuant to any written consent of stockholders.

(b) So long as any shares of Series A Preferred Stock are outstanding. the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A Preferred Stock outstanding:

(i) amend the Corporation’s Certificate of Incorporation or this Certificate of Designation so as to adversely change the rights of the holders of the Series A Preferred Stock; or

(ii) authorize any transaction involving a compulsory share exchange or other recapitalization (but excluding any transaction involving the merger or reorganization of the Corporation or a sale of substantially all of the stock or assets of the Corporation, the result of which is that the holders of a majority of the Corporation’s outstanding equity securities before such transaction do not continue to hold a majority of the outstanding equity securities of the surviving corporation (an “Acquisition Transaction”)) whereby the Series A Preferred Stock is converted into other securities, cash or property.

5. Series A Conversion.

(a) Conversion Rights. The holders of Series A Preferred Stock shall have conversion rights as follows:

(i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred Stock shall initially be $1.00 and shall be subject to adjustment as hereinafter provided.

(ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock, based upon the then effective Series A Conversion Price, upon the earlier of (i) the time the consents of holders of at least a majority (more than 50.0%) of the outstanding Series A Preferred Stock to such conversion are obtained, (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor or comparable form) under the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, covering the offer and sale of Common Stock for the account of the Corporation to the public; or (iii) the closing of an Acquisition Transaction. In the event of such consent or such a public offering or Acquisition Transaction, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until the time the requisite consents are obtained or until immediately prior to the closing of such transaction, as applicable, at which time the Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

(iii) The holder of any shares of Series A Preferred Stock may exercise the conversion rights by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied or preceded by written notice stating that the holder elects to convert such shares into shares of Common Stock, conversion shall be deemed to have been effected on the date when such delivery is made (the “Conversion Date”). As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of shares of Common Stock, to which such holder is entitled. The holder shall be deemed to have become a stockholder of record of such shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock on the applicable Conversion Date unless the transfer books of the Corporation are closed on the date, in which event it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(iv) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(v) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary board of directors and stockholder approval), in accordance with the laws of the State of Delaware. increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding.

(vi) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(vii) All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

(viii) In case;

(A) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash or to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(B) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation or conveyance of all or substantially all of the assets of the Corporation to another corporation; or

(C) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall cause to be mailed to the transfer agent for the Series A Preferred Stock, and to the holders of record of the outstanding Series A Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least thirty (30) days prior to the date hereinafter specified, a notice, stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up to take place and the date, if any to be fixed as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up; provided, however, that such 30 day-notice period may be reduced upon the written consent of the holders of at least a majority of the outstanding shares of the Series A Preferred Stock.

(ix) No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the total number of shares of Common Stock issuable upon conversion shall be rounded down to the nearest whole number of shares.

(b) The Series A Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall declare or pay, without consideration, a dividend on its outstanding Common Stock payable in Common Stock, the Series A Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Series A Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

(ii) In case the Corporation shall at any time after the issuance of the Series A Convertible Preferred Stock sell shares of Common Stock at a price per share less than the then existing Series A Conversion Price, the Series A Conversion Price shall be adjusted to equal the price at which the Corporation sold such shares of Common Stock; provided, however, that the foregoing adjustment shall not apply with respect to shares of Common Stock issued or issuable (A) upon exercise or conversion of any options, warrants, notes or other securities of the Corporation outstanding prior to the issuance of shares of Series A Preferred Stock, (B) to officers, directors or employees of, or consultants to, the Corporation pursuant to plans or agreements on terms approved by the Board of Directors, or (C) pursuant to the preceding clause (b)(i).

(iii) Subject to the right of the Corporation to amend this Certificate of Designation upon obtaining necessary approvals required by this Certificate of Designation and applicable law, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

(iv) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to each holder of Series A Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment or readjustment, (B) the Series A Conversion Price of such series at the time in effect, and (C) the number of shares of Common Stock and the amount, if any. of other property which at the time would be received upon the conversion of his shares.

6. Certain Covenants. Any registered holder of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce any such rights, whether for the specific enforcement of any provision in this Certificate of Designation or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

7. Notices. All notices to the Corporation permitted hereunder shall be in writing and delivered by hand-delivery, registered first class mail (return receipt requested), facsimile, or air courier guaranteeing overnight delivery, addressed to the principal office of the Corporation or to such other address at which the principal office of the Corporation is located and as to which notice thereof is similarly given to the holders of the Series A Preferred Stock at their addresses appearing on the books of the Corporation, or to such other address as the holders may designate by notice.

8. No Reissuance. Any shares of Series A Preferred Stock repurchased by the Corporation or converted pursuant to Section 5 will be canceled and will not under any circumstances be reissued, sold or transferred and the Corporation may from time to time take such appropriate action as may be necessary to reduce the number of authorized shares of Series A Preferred Stock accordingly.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by and attested by its duly authorized officers on this 6th day of September, 2006.

SURGI-VISION, INC.

By:
Name:	Kimble L. Jenkins
Title:	President

ATTEST:

John C. Thomas, Jr., Secretary

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SURGI-VISION, INC.

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

SURGI-VISION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY;

FIRST: That the name of the corporation is Surgi-Vision, Inc. (the “Corporation”).

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting the first sentence of Article IV thereof and substituting the following in its place:

“The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 70,000,000 shares, consisting of (i) 50,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”) and (ii) 20,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).”

THIRD: That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 30th day of May, 2007.

SURGI-VISION, INC.

By:
Name:	Kimble L. Jenkins
Title:	President

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SURGI-VISION, INC.

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

SURGI-VISION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is Surgi-Vision, Inc.

SECOND: That the Amended and Restated Certificate of Incorporation of Surgi-Vision, Inc. is amended by deleting Article I thereof and substituting the following in its place:

ARTICLE I

NAME

The name of the corporation (hereinafter called the “Corporation”) is SurgiVision, Inc.

THIRD: That this amendment to the Amended and Restated Certificate of Incorporation of Surgi-Vision, Inc. has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 11th day of November, 2008.

SURGI-VISION, INC.

By:
Name:	Kimble L. Jenkins
Title:	President & CEO

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SURGIVISION, INC.

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

SURGIVISION, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is SurgiVision, Inc. (the “Corporation”).

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation is amended by deleting the first sentence of Article IV thereof and substituting the following in its place:

“The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 100,000,000 shares, consisting of (i) 70,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”) and (ii) 30,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).”

THIRD: That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 14th day of December, 2009.

SURGIVISION, INC.

By:
Name:	Kimble L. Jenkins
Title:	CEO & President